EXHIBIT 99.1

Contact: Lendway, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

LENDWAY, INC. ANNOUNCES

THIRD QUARTER 2024 FINANCIAL RESULTS

MINNEAPOLIS, MN – November 19, 2024 – Lendway, Inc. (Nasdaq: LDWY) (“Lendway” or the “Company”) today announced its financial results for the third quarter ended September 30, 2024 (“Q3”).

Overview

Third quarter fiscal year 2024

•	Net revenue was $6.6 million.
•	Gross profit was $1.4 million, or 21.7% of sales.
•	Operating loss of $1.4 million compared to an operating loss of $1.6 million in Q3 2023.
•	Net loss from continuing operations was $1.5 million compared to a loss of $1.5 million in Q3 2023.
•	Net loss attributable to Lendway was $1.1 million, or a loss of $0.64 per basic and diluted share, compared to net income of $1.1 million, or $0.63 per basic and diluted share in Q3 2023.
•	Adjusted EBITDA was a loss of $0.6 million compared to a loss of $1.6 million in Q3 2023.
•	At September 30, 2024, cash and cash equivalents were $1.3 million and working capital was $11.5 million.
•	Cash used in operations was $7.5 million compared to a cash generation of $2.4 million in Q3 2023.

First nine months fiscal year 2024

•	Net revenue was $31.6 million.
•	Gross profit was $7.1 million, or 22.5% of sales.
•	Operating loss of $2.8 million compared to $3.0 million in Q3 2023.
•	Net loss from continuing operations was $3.5 million compared to a loss of $2.7 million in the first nine months of 2023.
•	Net loss attributable to Lendway was $2.8 million, or a loss of $1.58 per basic and diluted share, compared to net income of $2.7 million, or $1.53 per basic and diluted share in the first nine months of 2023.
•	Adjusted EBITDA was $3.0 million compared to a loss of $2.9 million in the first nine months of 2023.
•	Cash used in operations was $2.6 million compared to $0.6 million in the first nine months of 2023.

Lendway’s Co-Chief Executive Officer, Mark Jundt commented, “We delivered strong financial results this quarter with revenue of $6.6 million.  The second half of the year is our seasonally slower period and we are pleased that the business is meeting expectations.”  Dan Philp, Lendway’s Co-Chief Executive Officer also commented, “Our focus in the third quarter is preparing for the upcoming busy season.  Most encouragingly, through hard work by our Bloomia team, we were able to secure an increase in tulips bulbs this year despite a market where bulbs were scarce due to poor growing conditions in the Netherlands.  As a result of this great outcome, we believe we are well positioned for strong spring flower sales that will ultimately benefit our shareholders.”

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Q3 2024 Results

Revenue

Revenue was $6.6 million in Q3 2024, with no revenue from continuing operations in Q3 2023.  All revenue was from Bloomia, which we acquired in February 2024.

Revenue for the first nine months of 2024 was $31.6 million compared to no revenue from continuing operations in the prior period. For Bloomia, the first and second calendar quarters are normally the strongest sales quarters, with the first half of the year benefiting from Valentine’s Day, Easter season and the Spring season. As anticipated, due to the seasonality of the Bloomia business, revenue was expected to decline in the second half of the year.

Gross profit

Gross profit in Q3 2024 was $1.4 million, or 21.7% of sales, with no comparable measure in the prior period. We anticipated seasonality in sales, with those sales and related gross profit expected to be relatively stronger in the first and second quarters of the year.

Gross profit in the first nine months of 2024 was $7.1 million, or 22.5% of sales, with no comparable measure in the prior period. Excluding the non-cash inventory write-up adjustment resulting from the acquisition of Bloomia, gross profit was 27.3% of sales. We anticipated seasonality in sales, with those sales and related gross profit expected to be relatively stronger in the first and second quarters of the year.

Operating loss

The Company had an operating loss of $1.4 million in Q3 2024 compared to an operating loss of $1.6 million in Q3 2023. The improvement relates to the operating profit associated with the acquisition of Bloomia, partially offset by $0.8 million in interest expense.

Operating loss in the first nine months of 2024 was $2.8 million compared to $3.0 million in the prior period. The operating loss includes $2.2 million of one-time acquisition and integration costs partially offset by operating profit of Bloomia, which the Company acquired in February 2024.

Net loss from continuing operations

Net loss from continuing operations was $1.5 million in Q3 2024 compared to a loss of $1.5 million in Q3 2023. The loss in the current period includes an income tax benefit and an improvement in the operating loss compared to the prior period, partially offset by the increase in interest expense related to the acquisition of Bloomia.

In the first nine months of 2024, net loss from continuing operations was $3.5 million compared to a loss of $2.7 million in the prior period. The increase in the loss was primarily due to the increase in interest expense and acquisition costs related to the acquisition of Bloomia, partially offset by the income tax benefit in the period.

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Net (loss) income attributable to Lendway

Net loss attributable to Lendway for Q3 2024 was $1.1 million, or a loss of $0.64 per basic and diluted share, compared to net income of $1.1 million, or $0.63 per basic and diluted share, in Q3 2023. In Q3 2023, the Company benefited from a $3.0 million gain from sale of discontinued operations.

Net loss attributable to Lendway for the first nine months of 2024 was $2.8 million, or a loss of $1.58 per basic and diluted share, compared to a net income of $2.7 million, or a $1.53 per basic and diluted share, in the first nine months of 2023. The net loss in 2024 includes $2.2 million of one-time acquisition and integration costs, partially offset by the operating profit from the Bloomia acquisition.  In the first nine months of 2023, the Company benefitted from a $3.0 million gain from sale of discontinued operations and $2.4 million of income from its discontinued business, which it sold in August 2023.

As discussed above, we anticipated seasonality in sales, with those sales and related gross profit expected to be relatively stronger in the first and second quarters of the year. This results in expected losses in the third and fourth quarters of 2024, and a loss for the full year because of one-time acquisition costs and non-cash amortization expense.

Adjusted EBITDA

In Q3 2024, adjusted EBITDA was a loss of $0.6 million, compared to a loss of $1.6 million in Q3 2023. The improvement is a result of the operating profit associated with the acquisition of Bloomia.

In the first nine months of 2024, Adjusted EBITDA, which excludes one-time acquisition and integration costs as well as other one-time charges, was $3.0 million, compared to a loss of $2.9 million in the first nine months of 2023.

Bloomia Adjusted EBITDA

Bloomia has earned $5.0 million of adjusted EBITDA since acquisition. As discussed above, the seasonal Bloomia business had its strongest sales and earnings in the first two quarters of the year.

Balance Sheet

As of September 30, 2024, cash and cash equivalents totaled $1.3 million, compared to $16.1 million as of December 31, 2023. The decrease is attributed to Lendway funding the purchase of Bloomia with $9.2 million of cash on hand. Working capital (current assets less current liabilities) was $11.5 million at September 30, 2024, compared to $15.5 million at December 31, 2023. Debt, primarily related to the acquisition, was $39.0 million as of September 30, 2024.

About Lendway, Inc.

Lendway, Inc (Nasdaq: LDWY) is a specialty ag company focused on making, and managing, its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh cut tulips in the United States. For additional information, contact (800) 874-4648, or visit our website at www.lendway.com.  Investor inquiries can be submitted to info@lendway.com.

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Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “ensure,” “expect,” “plan,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, the short- and long-term benefits of the Bloomia acquisition, potential growth, allocations of capital resources among our businesses, and timing of future financial reporting, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to integrate and continue to successfully operate the newly acquired Bloomia business, (2) our ability to compete, (3) concentration of Bloomia’s historical revenue among a small number of customers, (4) changes in interest rates, (5) ability to comply with the requirements of the Credit Agreement,  (6) market conditions that may restrict or delay appropriate or desirable opportunities, (7) our ability to develop and maintain necessary processes and controls relating to our businesses (8) reliance on one or a small number of employees in each of our businesses, (9) potential adverse classifications of our Company if we are unsuccessful in executing our business plans, (10) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally; (11) our ability to attract and retain highly qualified managerial, operational and sales personnel; and (12) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and additional risks, identified in this and subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Lendway's filings with the SEC. Lendway assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

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Results of Operations

Lendway, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue, net	$6,628,000	$-	$31,581,000	$-
Cost of goods sold	5,188,000	-	24,490,000	-
Gross profit	1,440,000	-	7,091,000	-
Sales, general and administrative expenses	2,791,000	1,633,000	9,920,000	2,983,000
Operating loss	(1,351,000)	(1,633,000)	(2,829,000)	(2,983,000)
Foreign exchange difference, net	46,000	-	10,000	-
Interest expense (income), net	800,000	(111,000)	1,989,000	(325,000)
Other expenses, net	(3,000)	-	(3,000)	-
Loss from continuing operations before income taxes	(2,194,000)	(1,522,000)	(4,825,000)	(2,658,000)
Income tax benefit	(736,000)	(11,000)	(1,284,000)	(4,000)
Net loss from continuing operations	(1,458,000)	(1,511,000)	(3,541,000)	(2,654,000)
Income (loss) from discontinued operations, net of tax	66,000	(333,000)	202,000	2,422,000
Gain from sale of discontinued operations, net of tax	-	2,970,000	-	2,970,000
Net (loss) income including noncontrolling interest	(1,392,000)	1,126,000	(3,339,000)	2,738,000
Less: Net loss attributable to noncontrolling interest	(267,000)	-	(536,000)	-
Net (loss) income attributable to Lendway, Inc.	(1,125,000)	1,126,000	(2,803,000)	2,738,000
Other comprehensive income (foreign currency translation)	1,000	-	47,000	-
Comprehensive (loss) income including noncontrolling interest	(1,124,000)	1,126,000	(2,756,000)	2,738,000
Less: Comprehensive income attributable to noncontrolling interest	-	-	9,000	-
Comprehensive (loss) income attributable to Lendway, Inc.	$(1,124,000)	$1,126,000	$(2,765,000)	$2,738,000

Net (loss) income per basic and diluted share attributable to Lendway, Inc.:
Continuing operations	$(0.67)	$(0.85)	$(1.70)	$(1.48)
Discontinued operations	0.04	1.48	0.11	3.01
Diluted earnings per share	$(0.64)	$0.63	$(1.58)	$1.53

Shares used in calculation of net (loss) income per share:
Basic and diluted	1,770,000	1,785,000	1,770,000	1,793,000

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Non-GAAP Reconciliation

This press release includes adjusted EBITDA, which is a non-GAAP financial measure. Non-GAAP financial measures, which are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in accordance with GAAP. Such non-GAAP financial measures are not substitutes for, or as an alternative to, and should be considered in conjunction with, respective GAAP financial measures. The non-GAAP financial measures presented may differ from similarly named measures used by other companies.

Included below are reconciliations of EBITDA and adjusted EBITDA to net loss from continuing operations, the most directly comparable GAAP measure. We have included these non-GAAP performance measures as a comparable measure to eliminate the effects of non-recurring transactions that occurred during the three and nine months ended September 30, 2024. We believe adjusted EBITDA provides meaningful supplemental information about our operating performance as this measure excludes amounts from net loss from discontinued operations that we do not consider part of our core operating results when assessing our performance. Items excluded from adjusted EBITDA consist of acquisition-related costs and other costs, such as the cost of inventory that was stepped up to fair value as a result of the purchase accounting related to our acquisition of a majority interest in Bloomia. Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in cash requirements for our working capital needs.

The following table reconciles net loss from continuing operations and adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023:

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The following table reconciles Bloomia adjusted EBITDA to total Company adjusted EBITDA. Management excludes Lendway corporate overhead when evaluating its investment in Bloomia.

We believe these non-GAAP financial measures will be useful to permit investors to compare results with prior periods that did not include the one-time events and the resulting accounting charges. Management has used EBITDA and Adjusted EBITDA (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors; and (d) to evaluate compliance with covenants and restricted activities under the terms of our Credit Agreement.

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